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EXHIBIT 11.1
COMPUTATION OF EARNINGS PER SHARE

(in thousands, except per share amounts)

                                          Three Months Ended
                                               March 31,
                                           1998        1997
                                           ----        ----

Net income                               $  5,574    $  4,591
                                         --------    --------
Average shares of common stock
   outstanding during the period           16,223      15,942
                                         --------    --------

Net income per share - basic             $   0.34    $   0.29
                                         ========    ========


Average shares of common stock
   outstanding during the period           16,223      15,942

Incremental number of shares from
   assumed exercise of stock options          300         326
                                         --------    --------
                                           16,523      16,268

Net income per share - diluted           $   0.34    $   0.28
                                         ========    ========

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